EXHIBIT 99.1

SUMR Brands Reports First Quarter Results

Demand Trends Point to Growth Momentum; Further Cost Reduction Actions Taken

WOONSOCKET, R.I., May 07, 2019 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the first quarter ended March 30, 2019.

Recent Highlights

  Net sales were $42.5 million in the first quarter versus $42.1 million in the prior-year period, with growth across all major customers and most key product categories offsetting the negative impact from tariffs and approximately $3.0 million of lost sales due to the liquidation of Toys “R” Us
  Additional streamlining actions – including an approximate 7% reduction in the Company’s workforce – were taken during the quarter
  The Company launched its new born freeTM brand in March
  Hired Scott Doerstling, who previously held senior roles at Diono, Britax and Newell Brands, as Senior Vice President – North America Sales

“During the first quarter we took additional steps to position the Company for improving operating performance this year and into the future and were pleased to see revenue growth more than offset the impact from the loss of Toys “R” Us,” said Mark Messner, President and CEO. “Net sales rose modestly year-over-year and, during the period, we launched our ‘born free’ brand of innovative products and hired a new head of sales for North America – Scott Doerstling. Scott brings over 20 years’ experience in the juvenile industry – across many premier consumer products companies – and will spearhead efforts to increase market penetration and better manage channel relationships, bringing discipline to a distribution strategy that leads to higher sales and improved overall results. We’re excited to have him on board.

“At the same time, we further streamlined our corporate structure by selectively reducing our workforce by roughly 7% this quarter, to eliminate redundancies and focus on core capabilities. While still facing some uncertainty due to ongoing tariffs on Chinese goods, we ended the quarter with increasing demand and strengthening point-of-sale trends – leaving us cautiously optimistic regarding the outlook for the second quarter and beyond.”

First Quarter Results

Net sales for the three months ended March 30, 2019 were $42.5 million compared with $42.1 million for the three months ended March 31, 2018. The Company saw year-over-year growth across all major customers and core product categories such as gates, potties, bathers, and positioners, more than offsetting the negative impact from a 10% tariff on goods imported into the United States from China and approximately $3.0 million of lost sales due to the liquidation of Toys “R” Us.

Gross profit for the first quarter of 2019 was $13.5 million versus $13.6 million in 2018, while gross margin was 31.6% in 2019 versus 32.3% last year. The margin decline was primarily due to product mix and the impact from tariffs on goods imported from China, along with approximately $0.3 million of demurrage expense in fiscal 2019 related to the inventory build-up in advance of potential incremental tariffs.

Selling expense was $3.4 million in the first quarter of 2019 versus $2.7 million in the prior-year period, and selling expense as a percent of net sales was 7.9% in 2019 versus 6.4% last year. The increase in expense was primarily due to higher cooperative advertising costs and freight costs, both related to customer mix, as compared to the three months ended March 31, 2018, which included a larger component of direct import sales.

General and administrative expenses (G&A) were $9.4 million in the first quarter of 2019 versus $12.6 million last year, decreasing to 22.0% of net sales in 2019 from 29.9% in 2018. The decline in dollars and as a percent of revenue was attributable in large part to a $2.3 million bad debt charge related to the Toys “R” Us bankruptcy in the first quarter of 2018 and $1.0 million of lower labor and other expenses in 2019, reflecting the Company’s cost-reduction initiatives; this was somewhat offset by $0.6 million of severance during the first quarter of fiscal 2019 compared to $0.4 million of severance in the prior-year period.

Interest expense was $1.2 million in the first quarter of 2019 versus $0.8 million last year, with the year-over-year change primarily due to the Company’s refinancing of its bank agreements, increased debt levels, and higher interest rates.

The Company reported a net loss of $1.4 million, or $(0.07) per share, in the first quarter of 2019 compared with a net loss of $2.7 million, or $(0.15) per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the first quarter of 2019 was $1.5 million versus $1.4 million for the first quarter of 2018, and Adjusted EBITDA as a percent of net sales was 3.4% in the first quarter of 2019 versus 3.2% last year. Adjusted EBITDA in 2019 included $0.7 million in bank permitted add-back charges compared with $2.9 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of March 30, 2019, the Company had approximately $0.9 million of cash and $56.6 million of bank debt compared with $0.7 million of cash and $47.9 million of bank debt as of December 29, 2018. The Company used approximately $7.5 million in cash from operations during the three months ended March 30, 2019 – primarily due to the paydown of accounts payable from higher inventory purchases – compared to generating $3.7 million in the prior-year period.

Inventory as of March 30, 2019 was $34.0 million compared with $36.1 million as of December 29, 2018, both periods including certain purchases made ahead of potentially higher tariffs on China-sourced goods. Inventory is expected to return to more normal levels in the third quarter of 2019. Trade receivables at the end of the first quarter were $34.6 million compared with $31.2 million at the end of fiscal 2018. Accounts payable and accrued expenses were $30.6 million as of March 30, 2019 compared with $37.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, May 8, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income/loss and adjusted earnings/loss per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude unamortized financing write off, a nonrecurring tax charge and other items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to improved results and operating performance in 2019 and higher returns for shareholders. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of recently imposed tariffs or new tariffs on the cost and pricing of the Company’s products; the Company’s ability to meet its liquidity requirements; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to maintain availability under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)
	Three Months Ended
	March 30, 2019	March 31, 2018

Net sales	$42,538	$42,055
Cost of goods sold	29,088	28,463
Gross profit	$13,450	$13,592
General and administrative expenses(1)	9,379	12,588
Selling expense	3,353	2,678
Depreciation and amortization	937	1,001
Operating loss	$(219)	$(2,675)
Interest expense	1,249	773
Loss before taxes	$(1,468)	$(3,448)
Income tax (benefit)/provision	(70)	(741)
Net loss	$(1,398)	$(2,707)
Loss per diluted share	$(0.07)	$(0.15)

Shares used in fully diluted EPS	18,833,154	18,649,415

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
	March 30, 2019	March 31, 2018

Reconciliation of Adjusted EBITDA
Net loss (GAAP)	$(1,398)	$(2,707)
Plus: interest expense	1,249	773
Plus: benefit for income taxes	(70)	(741)
Plus: depreciation and amortization	937	1,001
Plus: non-cash stock based compensation expense	48	99
Plus: permitted add-backs (a)	684	2,931
Adjusted EBITDA (Non-GAAP)(b)	$1,450	$1,356

Reconciliation of Adjusted EPS
Net loss (GAAP)	$(1,398)	$(2,707)
Plus: permitted add-backs(a)	684	2,931
Tax impact of items impacting comparability(c)	(192)	(616)
Adjusted Net (loss)/income (Non-GAAP)	$(906)	$(392)
Adjusted (loss)/income per diluted share (Non-GAAP)	$(0.05)	$(0.02)

(a) Permitted addbacks consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted addbacks for the three months ended March 30, 2019 include severance $563 ($158 tax impact), board fees $100 ($28 tax impact), and special projects $21 ($6 tax impact). Permitted addbacks for the three months ended March 31, 2018 include bad debt allowance $2,340 ($492 tax impact), severance $421 ($89 tax impact), board fees $97 ($20 tax impact) and special projects $73 ($15 tax impact).

(b) As defined by our credit facilities

(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	March 30, 2019	December 29, 2018
	(unaudited)

Cash and cash equivalents	$916	$721
Trade receivables, net	34,624	31,223
Inventory, net	34,033	36,066
Property and equipment, net	9,717	9,685
Intangible assets, net	13,179	13,300
Other assets(1)	9,470	3,221
Total assets	$101,939	$94,216

Accounts payable	$23,132	$28,120
Accrued expenses	7,766	8,939
Current portion of long-term debt	875	875
Long term debt, less current portion (2)	53,313	44,641
Other liabilities(1)	8,768	2,371
Total liabilities	93,854	84,946

Total stockholders’ equity	8,085	9,270
Total liabilities and stockholders’ equity	$101,939	$94,216

(1) Includes the effect of the new lease accounting guidance under U.S. GAAP for March 30, 2019 capitalizing Right of Return Assets and Lease Liabilities relative to the company’s operating leases.
(2) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,418 and $2,395 of unamortized financing fees in the periods ending March 30, 2019 and December 29, 2018, respectively.